Exhibit 99.1

            Zumiez Inc. Reports August 2007 Sales Results

              Net Sales Increased 39.7% to $47.0 Million
          August 2007 Comparable Store Sales Increased 17.4%

    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 5, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended September 1, 2007 increased 39.7% to $47.0 million, compared to $33.7 million for the four-week period ended August 26, 2006. The company's comparable store sales increased 17.4% for the four-week period, versus a comparable store sales increase of 4.7% in the year ago period.

    To hear the Zumiez prerecorded August sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 272 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Trevor Lang
             Chief Financial Officer
             425-551-1500 ext. 1564
             or
             Investor
             Integrated Corporate Relations
             David Griffith/Chad Jacobs
             203-682-8200